   As filed with the Securities and Exchange Commission on August 13, 1997

                                                                   File No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         EQUITY OFFICE PROPERTIES TRUST
             (Exact name of Registrant as specified in its charter)


                 Maryland                                                      36-4151656
(State or other jurisdiction of Incorporation of Organization)  (I.R.S. Employer Identification No.)


 Two North Riverside Plaza, Suite 2200, Chicago, Illinois  60606 (312) 474-1300
                    (Address of Principal Executive Offices)

                         EQUITY OFFICE PROPERTIES TRUST
                1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN
                            (Full Title of the Plan)

                               Stanley M. Stevens
                              Chief Legal Counsel
                     Two North Riverside Plaza, Suite 2200
                            Chicago, Illinois  60606
                    (Name and Address of Agent for Service)

                                 (312) 466-3300
         (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                           Ruth Pinkham Haring, Esq.
                         Rosenberg & Liebentritt, P.C.
                     Two North Riverside Plaza, Suite 1600
                            Chicago, Illinois 60606

                        CALCULATION OF REGISTRATION FEE

                                                     Proposed Maximum   Proposed Maximum
                                       Amount to be  Aggregate Price       Aggregate          Amount of
Title of Securities to be Registered    Registered    Per Share (1)    Offering Price (1)  Registration Fee
Common Shares of Beneficial Interest,
$.01 par value.......................   2,000,000         $30.41         $60,820,000           $18,431


(1) Estimated solely for purposes of calculating the amount of the registration fee based upon the average high and low prices reported for such shares on the New York Stock Exchange on August 6, 1997, pursuant to Rule 457(h)(1).

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     (a) Report on Form 8-A dated June 19, 1997 (File No. 1-13115).

     All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Sheli Z. Rosenberg, a principal of Rosenberg & Liebentritt, P.C., is a trustee of Equity Office Properties Trust (the "Company"). Rosenberg & Liebentritt, P.C. received legal fees from predecessors of the Company of approximately $273,400, $827,100, $3,480,500 and $3,230,100 for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively. Attorneys for Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding Common Shares of Beneficial Interest, par value $.01 per share, of the Company, either directly or upon the exercise of options.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's officers and trustees are and will be indemnified under Maryland and Delaware law, the Declaration of Trust and Bylaws of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust of the Company requires it to indemnify its trustees and officers to the fullest extent permitted from time to time under Maryland law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act of omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. Under the MGCL, as a condition to advancing expenses, as required by the Bylaws, the Company must first receive (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     The Company has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Company indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Company's trustees and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     See Exhibit Index which is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

      The  undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section
                 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Offered Shares (if the total dollar value of Offered Shares would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

      provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
      Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Offered Shares offered herein, and the offering of such Offered Shares at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the Offered Shares being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Offered Shares offered herein, and the offering of such Offered Shares at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 13, 1997.

                    EQUITY OFFICE PROPERTIES TRUST


                    By:  /s/ Timothy H. Callahan
                         -------------------------------------------------------
                         Timothy H. Callahan, President, Chief Executive Officer and Trustee


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Timothy H. Callahan and Sheli Z. Rosenberg, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Name                      Title                                           Date
----                      -----                                           ----
/s/ Samuel Zell
---------------           Chairman of the Board of Trustees               August 13, 1997
Samuel Zell

/s/ Timothy H. Callahan
-----------------------   President, Chief Executive Officer and Trustee  August 13, 1997
Timothy H. Callahan

/s/ Richard Kincaid       Chief Financial Officer (principal financial
-------------------       officer and principal accounting officer)       August 13, 1997
Richard Kincaid

/s/ Sheli Z. Rosenberg
----------------------    Trustee                                         August 13, 1997
Sheli Z. Rosenberg

/s/ James D. Harper, Jr.
------------------------  Trustee                                         August 13, 1997
James D. Harper, Jr.


------------------------
Thomas E. Dobrowski       Trustee                                         August   , 1997

/s/ Peter Linneman
------------------        Trustee                                         August 13, 1997
Peter Linneman

/s/ Jerry M. Reinsdorf
----------------------    Trustee                                         August 13, 1997
Jerry M. Reinsdorf


----------------------
William M. Goodyear       Trustee                                         August   , 1997


/s/ David K. McKown
-------------------       Trustee                                         August 13, 1997
David K. McKown

                                 EXHIBIT INDEX


                                                        Sequentially
Exhibit                       Exhibit                     Numbered
Number                      Description                     Page
-------                     -----------                 ------------
    4.1   *   Articles of Amendment and Restatement
              of Declaration of Trust

    4.2   *   Bylaws

    4.3       Equity Office Properties Trust 1997
              Non-Qualified Employee Share Purchase
              Plan

    5         Opinion of Rosenberg & Liebentritt, P.C.


    23.1      Consent of Rosenberg & Liebentritt,
              P.C. (included in Exhibit 5)

    24        Power of Attorney (filed as part of the
              signature page to the Registration
              Statement)

-------------
* Included as an exhibit to the Registrant's Current Report on Form 8-K dated August 5, 1997, and incorporated herein by reference.